Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
January 27, 2016	C. Todd Asbury
(276) 873-7000

NEW PEOPLES BANKSHARES ANNOUNCES THE APPOINTMENT OF OFFICERS OF NEW PEOPLES BANK

Honaker, Virginia — New Peoples Bankshares, Inc. (the “Company”) (OTCPINK: NWPP) and its wholly-owned subsidiary New Peoples Bank, Inc. (the “Bank”) today announced the appointment of two Executive Vice Presidents of the Bank.

John W. Beard, Jr., age 63 has been appointed by the Board of Directors as Executive Vice President and Chief Credit Officer of the Bank effective January 25, 2016. This appointment is subject to regulatory approval. He has served in various credit–related capacities in the banking industry for over 25 years as well as serving as the President and Chief Executive Officer of a community bank for a few years. All in all, Mr. Beard has over 30 years of banking experience. He is a 1974 graduate of the University of Alabama with a Bachelor of Science degree in Accounting.

Karen D. Wimmer, 52, has been appointed by the Board of Directors as Executive Vice President and Director of Special Assets of the Bank effective January 25, 2016. Prior to her appointment, Ms. Wimmer served as Executive Vice President and Chief Credit Officer of the Bank. Ms. Wimmer has been with the Bank in a number of loan- related capacities since 2001. Ms. Wimmer has a total of 28 years of banking experience.

“We are pleased to have Mr. Beard join our organization and look forward to him as a valuable asset to the Bank and management team focusing on the growth of our loan portfolio. With Ms. Wimmer concentrating on non-performing assets, I believe we are well-positioned to accomplish our objective of reducing the levels of non-performing assets” stated Todd Asbury, President and Chief Executive Officer.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary, New Peoples Bank, Inc. provides banking products and services through its 19 locations throughout southwest Virginia, eastern Tennessee, and southern West Virginia. The Company’s common stock is traded over the counter under the trading symbol “NWPP”. Additional investor information can be found on the Company’s website at www.npbankshares.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent fiscal year end. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.